                                                                   EXHIBIT 10.37

                                PROMISSORY NOTE
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                                                               February 14, 1997

$37,500
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FOR VALUE RECEIVED, TERRY M. ASHWILL ("Associate"), promises to pay to Perot Systems Corporation, a Delaware corporation (the "Company"), or order, at the principal offices of the Company or at such other place as the holder of this Note may designate, the principal sum of $37,500 payable, along with interest calculated at eight percent per annum (8%), on or before FEBRUARY 14, 2000, or earlier if otherwise required pursuant to the terms of this Note. Interest, unless required to be paid earlier pursuant to the terms of this Note, will be payable annually, beginning FEBRUARY 14, 1998.

In order to facilitate the making of payments due on this Note, Associate hereby requests the Company to make semi-monthly payroll deductions, each in the amount of $125.00, from any amount owed to him on or about the 15th and the last day of each month. The amounts so received will be debited against interest due under this Note.

         The Company has the right to offset amounts due under this Note against payroll payments to be made by the Company to Associate.

         This Note shall become immediately due and payable in full without notice or demand upon the earlier of (i) termination of Associate's employment with the Company or any subsidiary of the Company, for any reason, with or without cause, or (ii) three months after the restrictions on transfer of vested common stock set forth in Section 3(d) of the Restricted Stock Agreement of even date herewith between Associate and Company lapse. In addition, if Associate sells any of the Company common stock purchased in connection with the issuance of this Note, Associate shall, within thirty days of such sale, prepay this Note to the extent of the net proceeds of such sale, less any income taxes payable by Associate with respect to income derived from such sale.

         Payment of this Note is secured pursuant to a Pledge Agreement of even date herewith between PSC and Associate (the "Pledge Agreement").

         Nothing in this Note shall confer upon Associate any right to continue in the employ of the Company or any subsidiary of the Company or interfere in any way with the right of the Company or any subsidiary of the Company to terminate such employment at any time.

         Every amount overdue under this Note shall bear interest from and after the date on which such amount first became overdue at an annual rate (compounded annually) which is the lesser of (a) two percentage points above the rate designated from time to time by NationsBank of Texas as its prime lending rate or (b) the maximum amount permitted by law. Such interest on overdue amounts under this Note shall be payable on demand and shall accrue until the obligation of Associate with respect to the payment of such interest has been discharged (whether before or after judgment).

         In no event shall any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law and if any such payment is paid by Associate, then such excess sum shall be credited by the holder as a payment of principal.

         All payments by Associate under this Note shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law.

         Associate agrees to pay on demand all costs of collection, including reasonable attorneys fees, incurred by the holder in enforcing the obligations of Associate under this Note.

         No delay or omission on the part of the holder in exercising any right under this Note or the Pledge Agreement under which the Restricted Stock is pledged shall operate as a waiver of such right or of any other right of such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. Associate hereby waives presentment, demand, protest and notices of every kind and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable.

         This Note may be prepaid in whole or in part at any time or from time to time in the sole discretion of the holder. Any such prepayment shall be without premium or penalty.

         None of the terms or provisions of this Note may be waived, modified or amended except by a written instrument duly executed on behalf of the holder expressly referring to this Note and setting forth the provision so waived, modified or amended.

         All rights and obligations hereunder shall be governed by the laws of the State of Texas. Any action to enforce the provisions of, or otherwise relating to, this Note may be brought in the appropriate courts in Dallas County, Texas.

                                                  /s/ TERRY M. ASHWILL
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                                                 (Signature)


                                                 Terry M. Ashwill
                                                 -------------------------------
                                                 (Print Name of Associate)